Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Reports Record Quarterly Earnings Growth of 250%,
With Assets Exceeding $460 Million; Establishes Earnings Estimate for 2003

Rancho Cucamonga, CA. (April 7, 2003) — Vineyard National Bancorp (NASDAQ:VNBC), and its operating subsidiary Vineyard Bank, today reported record earnings for the quarter ended March 31, 2003 of $1.3 million, or $0.39 per diluted share, compared with net earnings of $0.4 million, or $0.14 per diluted share, for the same quarter ended in 2002. The growth in earnings of $0.9 million represented an increase of 254% over the comparable period last year. Diluted earnings per share increased 179%, which produced a return on beginning common equity of 28.8% and a return on average common equity of 28.2%.

All diluted earnings per share amounts have been adjusted to reflect the Company’s 5% stock dividend paid in January 2003, stock option grants and warrants outstanding to acquire its shares, in addition to the quarterly dividend paid on the perpetual preferred stock issued in December 2002. Adjusting for the quarterly dividend on the perpetual preferred stock of $50,000, the Company’s diluted earnings per share would have been $0.41 for the first quarter of 2003.

The Company’s continued successful implementation of its strategic plan has generated numerous requests for additional information with respect to the Company’s specialty businesses as well as forecasts for future earnings. The Company’s Annual Report on Form 10-K for the year ended December 31, 2002 contains an expanded discussion regarding the Company’s financial condition and results of operations. Management has also established an earnings estimate for the year ending December 31, 2003 with a range of $1.65 to $1.80 per diluted share, an increase of approximately 45% to 60% over 2002’s diluted earnings per share of $1.12. Within each subsequent reporting period, management will update the range given the current economic and market factors.

The Company’s net interest income before its provision for loan losses increased by $1.9 million, or 73%, for the first quarter of 2003 as compared to the same period in 2002. Other operating income for the first quarter of 2003 increased by $0.8 million, or 151%, as compared to the same period in 2002. Total net revenues (net interest income and other operating income) for the first quarter of 2003 increased by $2.7 million, or 87%, as compared to the same period in 2002.

Total assets increased by $78.9 million, or 20%, to $464.2 million at March 31, 2003 over year-end 2002 results. The Company’s growth in its loan portfolio produced an increase of $54.2 million or 21% for the first quarter, bringing gross loans outstanding to $307.5 million at March 31, 2003 as compared to $253.3 million at December 31, 2002. During the latter half of 2002, the Company introduced new lines of businesses which augmented the Company’s existing product offerings. The first quarter of 2003 represented significant contributions from all of the

Company’s specialty groups and the growth experienced by each of the Company’s specialty groups is consistent with the Company’s expectation when these groups were established.

During the first quarter of 2003, the Company augmented its liquidity position by increasing its investment portfolio to $134.5 million, a $46.9 million increase over the level at December 31, 2002. The increase in the Company’s investment portfolio consisted primarily of purchases of mortgage-backed securities. The Company’s investment portfolio is available for sale in order to support the growing lending programs while generating additional interest income.

Total deposits increased by $52.7 million, or 18%, to $340.2 million at March 31, 2003, compared to $287.5 million of deposits at December 31, 2002. The Company views each of its six community banking centers as a specialty business within itself, and has launched an aggressive effort to seek out and develop depository relationships with both local businesses and individuals. The Company’s cost of funds of approximately 2.0% remains consistent with the levels experienced over the past two years while it has increased its total deposit base by approximately 250% to its levels of today.

Consistent with the Company’s strategic plan to expand its presence in targeting growth markets, the Company intends to open its seventh full-service banking center in early May 2003 in the city of Corona, California. In addition, within the second quarter of 2003, the Company intends to convert the existing loan production office located in Manhattan Beach, California to a full-service banking center in order to leverage its presence in the growing coastal communities of Los Angeles.

“We have augmented our business development efforts by bringing on additional seasoned relationship managers in single family tract residential construction lending, SBA lending, and religious financial services. Quality new relationships continue to be introduced to the Bank with efforts built on Creativity, Ingenuity and Flexibility,” stated Norman Morales, President and Chief Executive Officer. Mr. Morales continued, “our core deposit growth has been focused on community-based relationships and local branding of the Vineyard Bank name. The dynamics of the Inland Empire and its economic strength will provide a strong basis for future prospects. We are now fully benefiting from the investments made over the past two years in our infrastructure.”

Total operating expenses for the first quarter of 2003 increased by $0.9 million, or 37%, over the same period in 2002. The increase principally consisted of personnel, occupancy and marketing costs. Salaries and benefits represent the largest category, representing $1.7 million in expenses as compared to total operating expenses of $3.3 million, or 52% of the total amount, for the first quarter of 2003. The Company’s efficiency ratio, which measures the relationship of total operating expenses and total operating income, was 55% for the quarter ended March 31, 2003 as compared with 75% for the same period in 2002.

The Company’s continued growth of its loan portfolio necessitated a provision for possible loan losses in the amount of $0.5 million for the first quarter of 2003, compared to a provision of $0.2 million for the same period in 2002. Consequently, the allowance for possible loan losses increased to $3.5 million, or 1.14% of gross loans outstanding at March 31, 2003. Asset quality remains strong, with the Company reporting no non-performing loans or charge-offs, or other real estate owned through foreclosure at March 31, 2003.

The Company recorded an income tax provision for the first quarter of 2003 in the amount of $0.9 million, as compared with $0.2 million for the same period in 2002.

Vineyard Bank continues to be “well-capitalized” pursuant to the guidelines established by regulatory agencies. To be considered “well-capitalized” an institution must have total risk-based capital of 10% or greater, and a leverage ratio of 5% or greater. Vineyard Bank’s total risk-based and leverage capital ratios were 12.7% and 9.7% at March 31, 2003, respectively. Vineyard Bank’s total equity capital exceeded $40.3 million at March 31, 2003.

As a new component to its Shareholders’ Relations Program, the Company has prepared an expanded presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. Vineyard Bank operates six full-service branches located in Rancho Cucamonga, Chino, Diamond Bar, La Verne, Crestline and Blue Jay, in addition to loan production offices in Manhattan Beach, San Diego and Beverly Hills. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

          This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

          Corporate Offices

          9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (909) 945-2975 Email address: shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP
CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	Unaudited	Audited
	March 31,	December 31,
	2003	2002	$ Change	% Change

Assets
Federal funds sold	$—	$15,829	$(15,829)	-100%
Investment available-for-sale	134,456	87,553	46,903	54%
Loans	307,455	253,251	54,204	21%
Less allowance for loan losses	(3,513)	(3,003)	(510)	17%

Net loans	303,942	250,248	53,694	21%

Total Earnings Assets	438,398	353,630	84,768	24%
Cash and due from banks	8,882	17,533	(8,651)	-49%
Premises and equipment, net	5,525	5,600	(75)	-1%
Other real estate owned, net	—	—	—	0%
Other assets	11,355	8,539	2,816	33%

Total Assets	$464,160	$385,302	$78,858	20%

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$63,025	$61,906	$1,119	2%
Interest-bearing	277,148	225,606	51,542	23%

Total Deposits	340,173	287,512	52,661	18%
Federal Home Loan Bank advances	70,000	45,000	25,000	56%
Other borrowings	6,800	5,000	1,800	36%
Subordinate debentures	5,000	5,000	—	0%
Company obligated preferred trust debentures	17,000	17,000	—	0%
Other liabilities	4,670	5,832	(1,162)	-20%

Total Liabilities	443,643	365,344	78,299	21%
Stockholders’ Equity
Common stockholders’ equity	18,218	17,399	819	5%
Perpetual preferred stock	2,450	2,450	—	0%
Cumulative other comprehensive loss	(151)	109	(260)	NA

Total Stockholders’ Equity	20,517	19,958	559	3%

Total Liabilities and Stockholders’ Equity	$464,160	$385,302	$78,858	20%

Number of Shares of Common Stock Outstanding	2,842,568	2,849,680
Net Book Value of Common Stock, Basic	$6.41	$6.11

CONTACT:
Vineyard National Bancorp, Rancho Cucamonga, CA
Shareholder Relations (909) 581-1668

VINEYARD NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002		$ Change	% Change

Interest Income
Loans, including fees	$5,286	$3,310		$1,976	60%
Investment securities and Federal funds sold	1,344	462		882	191%

Total Interest Income	6,630	3,772		2,858	76%
Interest Expense
Deposits	1,521	833		688	83%
Other borrowings	563	318		245	77%

Total Interest Expense	2,084	1,151		933	81%
Net Interest Income	4,546	2,621		1,925	73%
Provision for loan losses	500	200		300	150%

Net interest income after provision for loan losses	4,046	2,421		1,625	67%
Other operating income	1,327	528		799	151%

Gross Operating Income	5,373	2,949		2,424	82%
Operating Expenses
Salaries and benefits	1,748	1,321		427	32%
Occupancy and equipment	248	192		56	29%
Other operating expenses	1,256	856		400	47%

Total Operating Expenses	3,252	2,369		883	37%
Earnings before income taxes	2,121	580		1,541	266%
Income taxes	867	226		641	284%

Net Earnings	$1,254	$354		$900	254%

Basic earnings per common share	$0.42	$0.18	*	$0.24	133%
Diluted earnings per common share	$0.39	$0.14	*	$0.25	179%
Efficiency Ratio	55%	75%

*     Amount per share was adjusted to reflect the 5% stock dividend declared in December 2002